Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan Stock Options, Affirm Holdings, Inc. Amended and Restated 2012 Stock Plan, and Affirm Holdings, Inc. 2020 Employee Stock Purchase Plan of our report dated October 7, 2020, with respect to the consolidated financial statements of Affirm Holdings, Inc. included in its Registration Statement (Form S-1 No. 333-250184) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, CA

January 12, 2021